UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 10, 2018

First Capital Real Estate Trust Incorporated

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

333-178651	45-3770595
(Commission File Number)	(IRS Employer Identification No.)

410 Park Avenue 14th Floor New York, NY 10022
(Address, including zip code, of Principal Executive Offices)
(917) 475-9646
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

As previously reported, on June 15, 2018, First Capital Real Estate Trust Incorporated (the “Company”) along with First Capital Real Estate Operating Partnership, L.P., the Company’s operating partnership (the “OP,” and together with the Company, the “First Capital Parties”) and T-9 Developers, LLC (“T-9 Developers,” and together with the First Capital Parties, the “Seller Parties”), entered into a Sale Agreement (as amended, the “Agreement”) with Gadsden Growth Properties, Inc., a Maryland corporation (“Gadsden”) and its subsidiary, Gadsden Growth Properties, L.P. (“Gadsden OP,” and together with Gadsden, the “Gadsden Parties”) for the transfer to Gadsden Realty Investments, LLC, a Delaware limited liability company, of each of the Seller Parties’ respective interests (collectively, the “Transferred Interests”) in Township Nine Owner, LLC (“T9 Owner”), a Delaware limited liability company and its interests in Capitol Station Holdings, LLC (“Capitol Station Holdings”), Capitol Station Member, LLC (“Capitol Station Member”) and Capitol Station 65, LLC (“Capitol Station 65”), as well as in the 23 parcels of land located in Sacramento, California known as the T9 Properties. On July 10, 2018, the parties to the Agreement re-executed the Agreement with certain revisions thereto, including, among other things, provisions providing for reductions to the transaction consideration in the event of a sale of the T9 Properties pursuant to Section 363 of the U.S. Bankruptcy Code (subject to a minimum assumed sale price of $75 million).

The foregoing description of the Agreement is a summary only and is qualified in its entirety by reference to the complete text of the Agreement and the exhibits thereto, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 2.01	Completion of Acquisition or Disposition of Assets.

On July 10, 2018 (the “Closing Date”), the Seller Parties completed a closing (the “Closing”) of the disposition of the Transferred Interests pursuant to the Agreement.

On the Closing Date, the Gadsden Parties assumed the outstanding debt on the T9 Properties and the First Capital Parties were issued consideration totaling approximately $27.4 million, consisting of 347,185 shares of Gadsden’s Convertible Series A Preferred Stock (“Series A Preferred Stock”) and 1,873,394.50 shares of Gadsden’s Nonvoting Convertible Series B Preferred Stock (“Series B Preferred Stock”), based on a valuation of $10 per share of Series A Preferred Stock and Series B Preferred Stock. T9 Developers received 500,000 shares of Gadsden’s common stock. Pursuant to the Agreement, the shares of Series B Preferred Stock and any shares of common stock issued upon conversion of such stock, are being held in escrow, to be released in accordance with the terms of the Agreement. The shares of Series A Preferred Stock that the First Capital Parties received and the shares of common stock that T9 Developers received were transferred a lender in connection with a loan agreement entered into by First Capital Real Estate Investments, LLC, the Company’s sponsor (“FCREI”), pursuant to which (i) fees owed by the Company to its advisor, First Capital Real Estate Advisors, LP and (ii) FCREI’s interests in T9 Developers were pledged as collateral for such loan.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

Exhibit	Description

10.1	Sale Agreement, dated as of June 15, 2018, by and among First Capital Real Estate Trust Incorporated, First Capital Real Estate Operating Partnership, L.P., T-9 Developers, LLC, Gadsden Growth Properties, Inc., and Gadsden Growth Properties, L.P. as supplemented by the letter agreement dated as of July 10, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST CAPITAL REAL ESTATE TRUST INCORPORATED

Date: July 16, 2018	By:	/s/ Suneet Singal
		Name:	Suneet Singal
		Title:	Chief Executive Officer, Chairman of the Board of Directors, Treasurer and Secretary

EXHIBIT INDEX

Exhibit	Description

10.1	Sale Agreement, dated as of June 15, 2018, by and among First Capital Real Estate Trust Incorporated, First Capital Real Estate Operating Partnership, L.P., T-9 Developers, LLC, Gadsden Growth Properties, Inc., and Gadsden Growth Properties, L.P. as supplemented by the letter agreement dated as of July 10, 2018.

5